Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jennifer Milan
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2013 FINANCIAL RESULTS

~ Fourth Quarter Sales Up 14.1% to $195.9 Million~

~ Fourth Quarter Net Income of $8.1 Million; EPS of $0.25 at the High End of Guidance ~

~ Fiscal 2013 Net Income of $42.6 Million; EPS of $1.32 ~

~ Fiscal 2014 Estimated EPS Range of $1.65 to $1.80 ~

~ Increasing Quarterly Cash Dividend 10.0% from $.10 to $.11 per Share ~

ROCHESTER, N.Y. – May 21, 2013 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 30, 2013.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2013 increased 14.1% to $195.9 million as compared to $171.7 million for the fourth quarter of fiscal 2012, which included an extra week of sales. The total sales increase for the fourth quarter of $24.2 million was due to an increase in sales from new stores, including recently acquired stores, of $43.5 million. Adjusted for days, comparable store sales decreased 5.6%, slightly better than the Company’s previously estimated range of -9% to -6% and compared to a comparable store sales increase of .7% for the same period last year. On a reported basis, comparable store sales decreased 11.4%. Comparable store sales, adjusted for days, were flat for maintenance services, and decreased approximately 6% for tires, alignments and exhaust, 7% for front end/shocks and 11% for brakes.

Gross margin decreased to 36.0% in the fourth quarter from 38.7% in the prior year quarter due to a sales mix shift to the lower margin tire category, related primarily to acquired stores and a loss of leverage due to weaker year-over-year comparable store sales, including one less week in the fourth quarter of fiscal 2013 as compared to the same period of the prior year. These declines were offset, in part, by lower labor costs as a percentage of sales. Total operating expenses were $55.1 million, or 28.1% of sales, as compared with $49.0 million, or 28.6% of sales, for the same period of the prior year. The decrease in operating expenses as a percent of sales is due to leverage from higher acquisition sales and focused cost control.

Operating income for the quarter decreased 11.4% to $15.5 million from $17.5 million in the fourth quarter of fiscal 2012. Interest expense was $3.1 million as compared to $1.6 million in the fourth quarter of fiscal 2012.

Net income for the fourth quarter decreased 22.6% to $8.1 million from $10.5 million in the prior year period. Diluted earnings per share for the quarter decreased 24.2% to $.25, and were at the high end of the Company’s estimated range of $.20 to $.25. This compares to diluted earnings per share of $.33 in the fourth quarter of fiscal 2012, or $.26 excluding a $.07 benefit from the 53rd week in fiscal 2012. Net income for the fourth quarter reflects an effective tax rate of 34.8% as compared with 34.9% for the prior year period.

The Company added 23 locations and closed four locations during the quarter, ending fiscal 2013 with 937 stores.

John Van Heel, President and Chief Executive Officer stated, “Our fourth quarter performance reflects the continued impact of the challenging economic environment that has been weighing on our customers. Given the environment, our customers continued to defer purchases and trade down from higher cost automotive maintenance and repair purchases. Additionally weather conditions remained less than ideal for our business, which impacted our comparable store sales results, particularly in January. Notably, however, with the return to more normalized weather after January, we saw an improvement in comparable store sales trends, and trends to-date in the first quarter of 2014 have shown further improvement into positive territory. Our ability to leverage our strong business model, regardless of the economic or operating environment and to take advantage of increased acquisition opportunities, is demonstrated by the record of eight acquisitions for 139 stores that we completed in fiscal 2013. These acquisitions enabled us to deliver healthy growth in overall sales for the fourth quarter despite the decline in comparable store sales, while helping us increase our market share and achieve greater economies of scale.”

Fiscal Year Results

Net sales for fiscal 2013 increased 6.6% to $732.0 million from $686.6 million for fiscal 2012. The total sales increase for the fiscal year of $45.4 million was due to an increase in sales from new stores, including recently acquired stores, of $99.6 million. Adjusted for days, comparable store sales decreased 5.5% for the year. On a reported basis, comparable store sales decreased 7.3%.

Gross margin was 38.0% for fiscal 2013 as compared to 40.3% in the prior year. The decrease in gross margin as a percentage of sales largely reflects a sales mix shift to the lower margin tire category related primarily to acquired stores, and a loss of leverage due to weaker year-over-year comparable store sales, including one less week in fiscal 2013 as compared to fiscal 2012.

Total operating expenses were $204.4 million, or 27.9% of sales, for fiscal 2013, compared with $185.0 million, or 26.9% of sales, for the prior fiscal year. Operating income for the year decreased 19.4% to $73.7 million from $91.4 million in fiscal 2012. Interest expense was $7.2 million in fiscal 2013 as compared to $5.2 million in fiscal 2012.

Net income for fiscal 2013 decreased 22.1% to $42.6 million, or $1.32 per diluted share. This compares to net income of $54.6 million, or $1.69 per diluted share, for fiscal 2012, or $1.62 excluding an estimated $.07 benefit from the 53rd week in fiscal 2012.

Increase in Quarterly Cash Dividend

Additionally, the Company today announced that its Board of Directors has approved a $.01 increase in the Company’s cash dividend for the first quarter of fiscal year 2014 to $.11 per share, representing an increase of 10.0% from the quarterly dividends paid in fiscal 2013. The cash dividend is payable to shareholders of record on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The increased dividend will be payable on June 11, 2013 to shareholders of record as of May 31, 2013.

Company Outlook

Based on current visibility, business and economic trends, and the recent acquisitions, the Company anticipates fiscal 2014 sales to be between $840 and $865 million. Comparable store sales increases are expected to be in the range of 2.5% to 4.5%. Fiscal 2014 diluted earnings per share are expected to be in the range of $1.65 to $1.80, which compares to $1.32 diluted earnings per share in fiscal 2013. The estimate is based on 32.4 million weighted average shares outstanding.

For the first quarter of fiscal 2014, the Company anticipates comparable store sales increases to be in the range of 3% to 4%. The Company expects diluted earnings per share for the first quarter to be between $.42 and $.46, as compared to $.36 for the first quarter of fiscal 2013.

Mr. Van Heel concluded, “As we look to fiscal 2014, we continue to have a positive long-term outlook for our industry and company and are more optimistic about the near-term based on the recent trends we have seen in our business. To-date in the first quarter of fiscal 2014, comparable store sales are up 3% with higher traffic and a rebound in key sales categories, particularly tires. Based on these positive trends in April and May, we are optimistic about our ability to deliver increases in comparable store sales for the first quarter and full year fiscal 2014 as customers turn to us for purchases that have been deferred. At the same time, we believe our significant acquisition growth in fiscal 2013 positions the Company to deliver strong earnings growth over the next several years and we continue to see attractive acquisition opportunities in the marketplace. We will continue to pursue these opportunities in a disciplined manner as we leverage our strong balance sheet and business model to drive top-line growth and operating leverage. The increase in our quarterly cash dividend announced today, which is the eighth increase in the last eight years, reflects the Board’s continued confidence in Monro’s long-term strategic plan and commitment to increasing shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, May 21, 2013 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-599-4875 and using the required pass code 8393697. A replay will be available approximately one hour after the recording through Tuesday, June 4, 2013 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 4, 2013.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 936 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois, Missouri, Tennessee, Kentucky and Wisconsin. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

Important Information Regarding Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and such statements are made pursuant to the Safe Harbor provisions of the PSLRA. When used in this press release, the words “anticipates”, “expects”, “believes”, “contemplates”, “see”, “could”, “estimate”, “intend”, “plan” and variations thereof are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, parts supply restraints or difficulties, industry regulation, litigation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses or the impairment of goodwill, and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2012.

###

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2013	2012	% Change
Sales	$195,910	$171,745	14.1%
Cost of sales, including distribution and occupancy costs	125,336	105,252	19.1

Gross profit	70,574	66,493	6.1

Operating, selling, general and administrative expenses	55,111	49,043	12.4

Operating income	15,463	17,450	(11.4)
Interest expense, net	3,071	1,557	97.3
Other income, net	(81)	(234)	(65.0)

Income before provision for income taxes	12,473	16,127	(22.7)
Provision for income taxes	4,346	5,626	(22.7)

Net income	$8,127	$10,501	(22.6)

Diluted earnings per share	$.25	$.33	(24.2)%

Weighted average number of diluted shares outstanding	32,297	32,196
Number of stores open (at end of quarter)	937	803

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2013	2012	% Change
Sales	$731,997	$686,552	6.6%
Cost of sales, including distribution and occupancy costs	453,850	410,155	10.7

Gross profit	278,147	276,397	0.6

Operating, selling, general and administrative expenses	204,442	184,981	10.5

Operating income	73,705	91,416	(19.4)
Interest expense, net	7,213	5,220	38.2
Other income, net	(332)	(490)	(32.3)

Income before provision for income taxes	66,824	86,686	(22.9)
Provision for income taxes	24,257	32,074	(24.4)

Net income	$42,567	$54,612	(22.1)

Diluted earnings per common share	$1.32	$1.69	(21.9)%

Weighted average number of diluted shares outstanding	32,308	32,237

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 30, 2013	March 31, 2012
Current assets
Cash	$1,463	$3,257
Inventories	118,210	97,356
Other current assets	46,737	33,687

Total current assets	166,410	134,300
Property, plant and equipment, net	270,858	212,994
Other noncurrent assets	274,264	162,798

Total assets	$711,532	$510,092

Liabilities and Shareholders’ Equity
Current liabilities	$136,399	$109,794
Long-term debt	186,746	51,164
Other long term liabilities	23,345	21,635

Total liabilities	346,490	182,593
Total shareholders’ equity	365,042	327,499

Total liabilities and shareholders’ equity	$711,532	$510,092